EXHIBIT 99.1

Case Name: Interstate Bakeries
Corporation & All Subsidiaries	Case No: 04-45814-jwv-11

Consolidated Monthly Operating Report Summary
For The Four Weeks Ended and as of May 3, 2008

REVENUE
Gross Income			$224,110,192
Less Cost of Goods Sold			116,878,445
Ingredients, Packaging & Outside Purchasing	$68,663,351
Direct & Indirect Labor	36,379,015
Overhead & Production Administration	11,836,079
Gross Profit			107,231,747

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	50,187,491
Advertising and Marketing	2,086,781
Insurance (Property, Casualty, & Medical)	11,605,107
Payroll Taxes	4,168,768
Lease and Rent	2,951,851
Telephone and Utilities	1,152,853
Corporate Expense (Including Salaries)	6,460,600
Other Expenses	30,663,559	(i)
Total Operating Expenses			109,277,010
EBITDA			(2,045,263)
Restructuring & Reorganization Charges	3,214,339	(ii)
Depreciation and Amortization	5,140,742
Abandonment	133,420
Property & Equipment Impairment	-
Other( Income)/Expense	(1,037)
Gain/Loss Sale of Prop	-
Interest Expense	2,737,936
Operating Income (Loss)			(13,270,663)
Income Tax Expense (Benefit)	(3,861,132)
Net Income (Loss)			$(9,409,531)

CURRENT ASSETS
Accounts Receivable at end of period			$139,478,032
Increase (Decrease) in Accounts Receivable for period			9,258,800
Inventory at end of period			61,656,180
Increase (Decrease) in Inventory for period			906,923
Cash at end of period			20,396,685
Increase (Decrease) in Cash for period			(1,587,634)
Restricted Cash			21,017,667	(iii)
Increase (Decrease) in Restricted Cash for period			(1,092,278)

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise			10,413,161
Increase (Decrease) Liabilities Subject to Compromise			36,364
Taxes payable:
Federal Payroll Taxes	$2,650,633
State/Local Payroll Taxes	1,293,514
State Sales Taxes	820,091
Real Estate and
Personal Property Taxes	6,862,576
Other (see attached supplemental schedule)	4,216,147
Total Taxes Payable			15,842,961

See attached supplemental schedule for footnoted information.

IBC
Other Taxes Payable - Supplemental Schedule
for period ended
May 3, 2008

Description	Amount

Use Tax	$532,043
Accr. Franchise Tax	1,998,698
Other Taxes	1,685,406

Total Other Taxes Payable	$4,216,147

12th period
(i) Other Expenses included the following items:
Employee benefit costs	12,667,270
Facility costs (excluding lease expense)	774,816
Distribution/transportation costs	13,615,632
Local promotional costs	1,238,079
Miscellaneous	2,367,762
$30,663,559

(ii) Restructuring and reorganization expenses for the period included:
Restructuring expenses
(Gain)/loss on sale of assets	(238,290)
Employee costs adjustment	(19,944)
Other	164,306
Reorganization expenses
Professional fees	3,308,277
Interest income	(10)
$3,214,339

(iii) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession credit facility.

Note: Capital expenditures for the period totaled approximately $1.5 million.

EXPLANATORY NOTES TO THE INTERSTATE BAKERIES CORPORATION
CONSOLIDATED MONTHLY OPERATING REPORT
DATED AS OF May 3, 2008

1.
This consolidated Monthly Operating Report (MOR), reflecting results for the four-week period ended May 3, 2008 and balances of and period changes in certain of the Company’s accounts as of May 3, 2008, is unaudited. This MOR should be read together and concurrently with the Company’s third quarter 2008 Form 10-Q that was filed with the Securities and Exchange Commission on April 17, 2008 and the Company’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on August 16, 2007 for a comprehensive description of our current financial condition and operating results. This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

2.
This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future.  This MOR does not include certain quarterly and year-to-date adjustments reflected upon review of major asset and liability accounts prior to the Company’s filing of its quarterly and annual financial statements with the SEC.

Due to the timing impact of the foregoing, results for this period as presented in the MOR are not necessarily indicative of the actual results for the period if all such matters were allocated to all periods in the quarter or year.  Accordingly, each period reported in the MORs should not be viewed on a stand-alone basis, but rather in the context of previously reported financial results, including the Company’s SEC filings.

3.
This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. This MOR does not include certain financial statements and explanatory footnotes, including disclosures required under GAAP.

4.
As of May 3, 2008 the Company had borrowed $53.6 million under its $200 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves.  The credit facility was also utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs.  As of May 3, 2008 there were $129.1 million of letters of credit outstanding under the debtor-in-possession credit facility. The amount of the credit facility available for borrowing was $17.2 million as of May 3, 2008.  In addition to the borrowing base formula, each borrowing under the debtor-in-possession credit facility is subject to its terms and conditions, including the absence of an event of default thereunder.  (See Note 8 to the Company’s financial statements included in its Form 10-Q for the third fiscal quarter of 2008 ended March 8, 2008 for additional information.)

5.
On May 9, 2008 the Company announced that it had closed on an amended and restated Debtor-in-Possession (DIP) revolving credit agreement to replace the Company’s former DIP credit agreement which was set to expire on June 2, 2008.  Under the terms of the amended and restated DIP credit agreement, the maturity date has been extended to September 30, 2008 and the amount available for borrowing under the agreement has been increased from $200 million to $249.7 million subject to the terms of the agreement.  Please refer to the Company’s Form 8-K filed with the SEC on May 12, 2008 for additional information.